Exhibit 2.1

[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY WJ COMMUNICATIONS, INC. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AS INDICATED BY *** AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.]

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of May 23, 2007, by and between AmpTech, Inc., a Delaware corporation (“Buyer”) and WJ Communications, a Delaware corporation (“Seller”).

RECITALS

Seller owns certain wafer fabrication equipment currently located at 1530 McCarthy Boulevard, Milpitas, California.  Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, substantially all of the assets listed on Exhibit A on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual agreements, representations, warranties and covenants set forth below, Buyer and Seller agree as follows:

1.             Definitions.

1.1           Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)           “Affiliate” means with respect to any Person, a Person directly or indirectly controlling or controlled by or under common control with such Person.

(b)           “Assets” means the equipment and other assets listed on Exhibit A

(c)           “Closing” means the consummation of the transactions contemplated hereby.

(d)           “Closing Date” means the date of the Closing.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)            “Environmental Closure Obligations” means those obligations required by Governmental Entities and Environmental Laws with respect to the decomissioning, closure, closure or termination of Environmental Permits relating to the termination or the cessation of operation of the Assets and the Leased Facility, excluding in all cases, the Pre-Existing Contamination.

(g)           “Governmental Authorizations” means the permits, authorizations, consents or approvals of any Governmental Entity which are a condition to the lawful consummation of the transactions contemplated hereby listed on Schedule 1.1(g) to this Agreement.

(h)           “Governmental Entity” means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

(i)            “Lien” means any mortgage, pledge, lien, security interest, option, covenant, condition, restriction, encumbrance, charge or other third-party claim of any kind.

(j)            “Material Adverse Effect” means any event, change or effect that is materially adverse to the Assets taken as a whole.

(k)           “Person” means an individual, corporation, partnership, association, trust, government or political subdivision or agent or instrumentality thereof, or other entity or organization.

(l)            “Pre-Existing Contamination” means (i) the presences of hazardous materials in the soil or groundwater in, on, under or about the Leased Facility prior to the Closing Date, or (ii) Environmental Conditions in the soil or groundwater in, on, under or about the Leased Facility prior to the Closing Date in violation of Environmental Laws or in a manner requiring remediation or other corrective action under Environmental Laws.

(m)          “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the Assets or which could become a charge against or lien on any of the Assets, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person.

2.             Sale and Purchase

2.1           Transfer of Assets.  Subject to the terms and conditions of this Agreement, Seller shall sell, assign, grant, transfer, and deliver (or cause to be sold, assigned, granted, transferred and delivered) to Buyer, or to any Affiliate of Buyer designated by Buyer, and Buyer shall purchase and accept from Seller as of the Closing Date, free and clear of all Liens, all rights, title and interest in and to all of the Assets, on an “AS-Is-Where-Is” basis (except for title), including, without limitation:

(a)           all tangible personal property  and other interests in tangible personal property listed on Exhibit A:

(b)           Seller will consign to Buyer and Buyer will enter into a Consignment Agreement in the form attached as Exhibit C-3, the then current work in process as of the Closing date at the cost as listed in Schedule 2.1(b).  Seller will purchase from the Buyer the finished product from the work in process inventory at prices as listed on Wafer Manufacturing and Supply Agreement (Exhibit E) and will net the value of the consigned inventory against the invoiced price and make a net payment for work in process inventory consigned to the Buyer at the Purchase Date (the “Inventories”);

(c)           all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Assets, including, without limitation, unliquidated rights under warranties;

(d)           all books, records files and papers, whether in hard copy or electronic format, used in connection with Assets, including without limitation, engineering information,  manuals and data, purchase correspondence, lists of present, former and prospective suppliers , personnel and employment records, and any information relating to Taxes on the Assets, but excluding any books, records, files and papers relating to Seller’s proprietary processes related to the Assets and other Intellectual Property of the Seller;

(e)           all computer software programs, data and associated licenses associated with the Asset but excluding any software programs and data relating to Seller’s proprietary processes related to the Assets and other Intellectual Property of the Seller; and

(f)            all goodwill associated with  the Assets, together with the right to represent to third parties that Buyer is the successor to the Assets.

(e)           certain tangible property currently located at 1530 McCarthy Boulevard, Milpitas, California of the Seller will remain in the facility at the time of Closing and the Buyer will enter into an Consigned Equipment Agreement in the form of Exhibit C-4 for those equipment listed as Attachment A to the Consigned Equipment Agreement.

2.2           Assumed Liabilities.  Buyer shall assume all of the following debts, contracts, agreements, commitments, obligations and other liabilities of Seller in connection with the Assets and the Leased Facility (the “Assumed Liabilities”):

(a)           the Environmental Closure;

(b)           any liability or obligation of Seller arising after the Closing Date under any contract related to the Assets;

(c)           Seller does not have a liability to remove the Air Products’ tanks under its non transferable monthly agreement but the Buyer will most likely have such a liability when the Buyer enters into an agreement with Air Products.

2.4           Liabilities Excluded.  Buyer shall not assume and shall not be liable for, and Seller and its direct or indirect subsidiaries shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of Seller and its direct and indirect subsidiaries, whether known or unknown, accrued or not accrued, fixed or contingent, including without limitation, the following:

(a)           Any liability for breaches by Seller or any of its respective direct or indirect subsidiaries on or prior to the Closing Date of any contract or any other instrument, contract or purchase order or any liability for payments or amounts due under any Contract or any other instrument, contract or purchase order on or prior to the Closing Date;

(b)           Any liability or obligation for Taxes attributable to or imposed upon Seller or any of its direct or indirect subsidiaries, or attributable to or imposed upon the Assets for any period (or portion thereof) through the Closing Date, including, without limitation, any Taxes attributable to or arising from the transactions contemplated by this Agreement that are not otherwise the obligation of the Buyer as set forth elsewhere in this Agreement;

(c)           Any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable of Seller or any of its direct or indirect subsidiaries, including any such liabilities owed to Affiliates of Seller;

(d)           Any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission on or prior to the Closing Date by or on behalf of Seller or any of its direct or indirect subsidiaries, including, without limitation, any liability for infringement of intellectual property rights, breach of product warranty, injury or death caused by products, or violations of federal or state securities or other laws;

(e)           Any liability or obligation arising on or prior to the Closing Date out of any “employee benefit plan,” as such term is defined by the Employee Retirement Income Security Act of 1974 (“ERISA”) or other employee benefit plans;

(f)            Any liability or obligation for making payments of any kind (including as a result of the sale of Assets or as a result of the termination of employment by Seller of employees, or other claims arising out of the terms and conditions of employment with Seller, or for vacation or severance pay or otherwise) to employees of Seller or in respect of payroll taxes for employees of Seller;

(g)           Any liability of Seller incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby;

(h)           Any liability of Seller arising out of the violation of or failure to comply with any Environmental Regulations (as hereinafter defined) applicable to any aspect of the ownership or operation of the Assets prior to the Closing Date (excluding the Environmental Closure); and

(i)            Any costs or expenses of Seller incurred in connection with shutting down, deinstalling and removing equipment not purchased by Buyer, and the costs associated with all contracts and agreements not assumed by Buyer.

2.4           Purchase Price.  Subject to the performance by Seller of all of its obligations under this Agreement (including delivering all documents required to be delivered) at the Closing, in consideration of the acquisition of the Assets under Section 2.1, Buyer agrees to deliver to Seller cash in the amount of $1,800,000 and (b) a warrant for 200,000 shares of Common Stock in substantially the form of Exhibit B (the “Warrant” and together with the cash payment the “Purchase Price”).  In addition, Buyer shall reimburse Seller, up to ***.  Such reimbursement payment shall be made within 15 days following Buyer’s receipt of reasonable, written evidence of such payment by Seller.

3.             Closing

3.1           Closing.  Subject to the terms and conditions of this Agreement, the Closing shall take place on such date, as soon as practicable after all conditions precedent in Sections 8 and 9 have been satisfied or waived, as the parties may agree, but in any case, no later than May 25, 2007 (the “Closing Date”).

3.2           Actions at the Closing.  At the Closing, Seller shall deliver the Assets to Buyer, Buyer shall deliver the cash funds and Warrant to Seller, and Buyer and Seller shall take such actions and execute and deliver such agreements, bills of sale, and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

(a)           Bill of Sale; Assignment Agreement.  Seller shall deliver to Buyer a general Bill of Sale substantially in the form attached as Exhibit C-1 and with respect to each contract assumed, an Assignment Agreement substantially in the form attached as Exhibit C-2 (the “Transfer Documents”) in each case duly executed by Seller, and in the aggregate assigning to Buyer all of Seller’s right, title and interest in and to the Assets.  Buyer may designate one or more of its Affiliates as the recipient of certain of the Assets, and as the party to assume certain of the Assumed Liabilities, in which case Seller shall transfer such Assets and Assumed Liabilities to Buyer or the Affiliate(s) designated by Buyer pursuant to such Transfer Documents.

(b)           Purchase Price.  Buyer shall deliver the cash funds and the Warrant to Seller.

***         CONFIDENTIAL MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c)           Title.  Seller shall provide reasonable evidence of valid title to such of the Assets as Buyer may reasonably request in writing prior to the Closing, in form and substance reasonably satisfactory to Buyer.

(d)           Third Party Consents and Assignments.  Seller shall deliver to Buyer any assignments, and any required consents to assignment, that it has obtained in respect of the Contracts, duly executed by parties having the authority to so assign or consent to assign, in form and substance as Buyer shall reasonably request, as well as a written confirmation from such third parties that the Contracts are in good standing.

(e)           Wafer Manufacturing and Supply Agreement and License Agreement.  Seller and Buyer shall execute the Wafer Manufacturing and Supply Agreement and the License Agreement.

(f)            Seller Documents.  At the Closing, Seller shall deliver to Buyer any and all documents required to satisfy the conditions set forth in Section 9 of this Agreement and any other closing documents reasonably requested by Buyer.

(g)           Buyer Documents.  At the Closing, Buyer shall deliver to Seller any and all documents required to satisfy the conditions set forth in Section 8 of this Agreement and any other closing documents reasonably requested by Seller.

(h)           Post-Closing Actions.  Subsequent to the Closing Date, Seller shall, and shall cause any Affiliate of Seller to, from time to time execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to and vesting in Buyer of Seller’s and any of Seller’s Affiliates’ right, title and interest in and to the Assets, free and clear of all Liens in accordance with the terms of this Agreement.

4.             Representations and Warranties of Seller.  Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the Seller Disclosure Schedule attached hereto, which exceptions specifically reference the Section(s) to be qualified.  In all other respects, each representation and warranty set out in this Section 4 is not qualified in any way whatsoever, will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, will remain in force on and after the Closing Date, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement, and is made and given with the intention of inducing the Buyer to enter into this Agreement.  Seller represents and warrants to Buyer as follows:

4.1           Organization, Standing and Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has the requisite corporate power and authority and all necessary permits, authorizations, consents, and approvals of all Governmental Entities to own, lease and operate its properties and to own, use, operate the Assets as now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the ownership, use, or operation of the Assets. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Seller’s or Buyer’s ownership, use, or operation of the Assets.

4.2           Authority.  The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors and shareholders of Seller, and no other act or proceeding on the part of or on behalf of Seller or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  The signatory officers of Seller have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.

4.3           Execution and Binding Effect.  This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other agreements and instruments to be executed and delivered by Seller pursuant hereto, upon their execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

4.4           Consents and Approvals of Governmental Entities. Other than the Governmental Authorizations there is no requirement applicable to Seller to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Seller of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated herein or therein.

4.5           No Violation.  Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Seller, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller or any of the Assets may be bound except for the permits on Schedule 1.1(g), (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Seller or by which any Assets of Seller may be bound, or (d) result in any cancellation of, or obligation to repay, any grant, loan or other financial assistance received by Seller from any Governmental Entity.  No “bulk sales” legislation applies to the transactions contemplated by this Agreement.

4.6           Consents.  Schedule 4.6 sets forth each agreement, contract or other instrument binding upon Seller requiring a consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except such consents as would not, individually or in the aggregate, have a Material Adverse Effect if not received by the Closing Date (each a “Required Consent”).

4.7           No Undisclosed Liabilities.  Seller does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $35,000 individually or in the aggregate associated with the Assets.

4.9           Absence of Material Adverse Changes.  Since March 1, 2007, there has not been any material adverse change in the Assets:

4.10         Assets Generally.

(a)           The Assets include all properties, tangible and intangible, and only such properties, currently listed on Exhibit A.  Other than the Required Consents and the Governmental Approvals, no licenses or other consents from, or payments to, any other Person are or will be necessary for Buyer to use and operate the Assets in the manner in which Seller has used and operated the same.  The Assets include only those items specifically listed on Exhibit A.  All other items are specifically excluded.

(b)           Seller holds good and marketable title, license to all of the Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Assets to Buyer.  Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title, license to the Assets free and clear of any Liens and there exists no restriction on the use or transfer of the Assets.  No Person other than Seller has any right or interest in the Assets, including the right to grant interests in the Assets to third parties, except for Assets licensed or leased from third parties which are set forth in the Seller Disclosure Schedule and identified as such.  The Assets do not include any assets associated with the Leased Facility which are claimed by the Landlord.

(c)           None of the Assets that constitute tangible personal property is held under any lease, security agreement, conditional sales contract, lien, or other title retention or security arrangement.

(d)           Except as provided in this Agreement, no restrictions will exist on Buyer’s right to sell, resell, license or sublicense any of the Assets, nor will any such restrictions be imposed on Buyer as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.

(e)           All of the Purchased Assets are beginning sold in an “as is where is” condition on the Closing Date with no warranties or representations regarding the condition or quality of the Assets or its suitability for Buyer’s purposes.

4.11 Intellectual Property.

(a)           Effective upon Closing, Seller shall license to Buyer, all processes and Intellectual Property required to operate the Assets (and any replacement assets) as previously operated by Seller pursuant to a license agreement substantially in the form attached to this Agreement as Exhibit F (the “License Agreement”). Such license shall include, without limitation, Seller’s processes known as MSFET, HFET, and 5VHBT for use in using the Assets (and any replacement assets) to produce products for the Seller and for third parties and Seller’s process known as 28VHBT for use in using the Assets (and any replacement assets) to produce products for the Seller. Notwithstanding the license granted to Buyer, pursuant to such License Agreement, Buyer shall not use the licensed processes to produce product for (or transfer the license to) the parties listed in the License Agreement, which are direct competitors of Buyer, unless Buyer obtains advance written approval from the Seller.

(b)           Seller has taken reasonable steps (including, without limitation, entering into confidentiality and non-disclosure agreements with all officers and employees of and consultants to Seller with access to or knowledge of the Assets (including without limitation the Intellectual Property) to maintain the secrecy and confidentiality of, and its proprietary rights in, the Assets.  The Seller Disclosure Schedule contains a complete and accurate list of all applications, filings and other formal actions made or taken pursuant to federal, state, local and foreign laws by Seller to perfect or protect its interest in the Assets

4.12         Supply Agreements Related to Assets.   The Seller Disclosure Schedule contains a list (including names, addresses, contact names and telephone numbers), which is complete in all material respects, of all agreements or other arrangements pursuant to which Seller is obligated relative to the Assets (such agreements, as supplemented below, are referred to collectively as the “Asset Supply Agreements”).  Seller has provided a true and complete copy of all Asset Supply Agreements to Buyer.  All such Asset Supply Agreements are in full force and effect and are valid and effective in accordance with their respective terms against Seller, as the case may be, and against the other party thereto.  Seller holds right, title and interest under the terms of each Asset Supply Agreement free of all Liens.  Seller is not in default under any such Supply Agreements (or has caused an event which with notice or lapse of time, or both, would constitute a default), nor is the other party thereto in default (or has caused an event which with notice or lapse of time, or both, would constitute a default) under any such Supply Agreements.

4.13         Real Property.

(a)           Schedule 2.1(a) sets forth a list of all real property leased by Seller and which relates to the operation of the Assets (the “Leased Facility”).

(b)           To the knowledge of Seller, the Leased Facility currently has access to public roads or valid easements providing access to public roads, water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the ownership, use, or operation of the Assets.

(c)           No violation of any law, regulation or ordinance, including without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to the any Asset currently exists except for violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Assets.

4.14         Licenses and Permits.  Seller holds all consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all federal, state, local and foreign laws, ordinances, governmental rules or regulations applicable to the business, including, but not limited to, all such laws, ordinances, governmental rules or regulations relating to operation of the Assets, except where it would not have a Material Adverse Effect.

4.15         Employees.   Seller will permit Buyer to approach only selected employees of Seller as previously agreed by the Seller and make offers of employment to those employees.

4.16         Employee Benefit and Compensation Plans.  Buyer will incur no liability with respect to, or on account of, and Seller will retain any liability for, and on account of, any employee benefit plan of Seller, any of its

Affiliates or any predecessor employer of any employee, including, but not limited to, liabilities Seller may have to such employees under all employee benefit schemes, incentive compensation plans, bonus plans, pension and retirement plans, vacation, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement) share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether “qualified” or “non-qualified,” or to any employee as a result of termination of employment by Seller as contemplated by this Agreement.  Seller has not, with respect to any employee, maintained or contributed to, or been obligated or required to contribute to, any retirement or pension plan or any employee benefit plan.  Seller is not a party to any collective bargaining agreement covering any employee and Seller knows of no effort to organize any such employee as a part of any collective bargaining unit.  The Seller has complied with all of its obligations (including obligations to make contributions) in respect of the pension funds of which its employees are members, there is no outstanding liability of the Seller or any of its Affiliates to any such funds and all such funds are fully funded to meet all potential claims for benefits by any and all such employees and any former employee.

4.17         Taxes.  All Taxes have been or will be paid by Seller for all periods (or portions thereof) prior to and including the Closing Date.  Seller and any other person required to file returns or reports of Taxes have duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date, and all such returns and reports are true, correct, and complete.  There are no liens for Taxes on any of the Assets.  Seller has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees or independent contractors providing services to Seller in connection with the operation of the Assets.  Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.  There are no pending or, to Seller’s knowledge, threatened proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes.  No agreement or arrangement regarding compensation of any employee providing services to the operation of the Assets provides for any payments which could result in a nondeductible expense to the Buyer pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

4.18         Compliance with Law.  The ownership, use, or operation of the Assets by Seller has been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of Governmental Entities having jurisdiction over the same.

4.19         Environmental Matters.

(a)           Definitions.  For the purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)            “Environmental Claim” shall mean any claim by Buyer against Seller for breach by Seller of any representation or warranty made in Section 4.19.

(ii)           “Environmental Conditions” shall mean any environmental contamination or pollution of, or the Release of Hazardous Materials into, the surface water, groundwater, surface soil, and subsurface soil.

(iii)          “Environmental Laws” shall mean all federal, state and local laws, ordinances, decisional law, rules, regulations, codes, orders, decrees, directives and judgments regulating worker safety, exposure of any individual to Hazardous Materials or industrial hygiene or environmental conditions, or protection of the environment, or Environmental Conditions, Releases or threatened Releases of Hazardous Materials, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. section 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. section 6901, et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. section 1251, et seq., the Hazardous Substance Account Act, California Health and Safety Code section 25300, et seq., the Hazardous Waste Control Law, California Health and Safety Code section 25100, et seq., the Medical Waste Management Act, California Health and Safety Code section 25015, et seq., and the Porter-Cologne Water Quality Control Act, California Water Code section 13000, et seq.

(iv)          “Environmental Permits” shall mean all permits, authorizations, registrations,

certificates, licenses, approvals or consents required under or issued by any Governmental Entity pursuant to Environmental Laws.

(v)           “Hazardous Materials” shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant or infectious waste, or words of similar import, in any of the Environmental Laws, and includes, without limitation, asbestos, petroleum or petroleum products, polychlorinated byphenyls, urea formaldehyde, radon gas, radioactive matter, toluene, cadmium, arsenic, benzene, trichloroethylene, medical waste, and chemicals which may cause cancer or reproductive toxicity.

(vi)          “Release” shall mean any intentional or unintentional spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including continuing migration, of Hazardous Substances into or through soil, air, surface water or groundwater.

(b)           Seller represents and warrants:

(i)            Permits.  Seller possesses all Environmental Permits necessary to operate the Assets as currently operated.  Each Environmental Permit issued to Seller is in full force and effect.  Seller is in compliance in all material respects with all requirements, terms and provisions of the Environmental Permits issued to Seller and relating to the Assets, and to Seller’s knowledge, has filed on a timely basis (and updated as required) all reports, notices, applications or other documents required to be filed pursuant to the Environmental Permits.  Schedule 4.19 lists all of the Environmental Permits relating to the ownership or operation of the Assets which have been issued to or are held by Seller which by their terms or by operation of law will expire or otherwise become ineffective on or before the Closing Date or within sixty (60) days thereafter.

(ii)           Compliance With Environmental Laws.  Seller’s operation of the Assets is in compliance in all material respects with all Environmental Permits and Environmental Laws applicable to the Seller.

(iii)          Reports, Disclosures and Notifications.  To the knowledge of Seller, Seller has filed on a timely basis (and updated as required) all reports, disclosures, notifications, applications, pollution prevention, stormwater prevention or discharge prevention or response plans or other emergency or contingency plans required to be filed under Environmental Laws applicable to the ownership or operation of the Assets, including without limitation, Title III of the Superfund Amendments and Reauthorization Act, 42 U.S.C. §11001 et seq.

(iv)          Notices.  Seller has not received any written notice that any of the Assets or the Leased Facility: (i) are- in violation in any material respect of the requirements of any Environmental Permit or Environmental Laws; (ii) are the subject of any suit, claim, proceeding, demand, order, investigation or request or demand for information arising under any Environmental Permit or Environment Laws; (iii) or has been designated as “hazardous waste property” or “border zone property’’ pursuant to California Health and Safety Code section 25220 et seq., or been subject to actual or threatened proceedings for a determination as to whether they should be so designated.

(v)           No Reporting or Remediation Obligations.  To the knowledge of Seller there are no  Environmental Conditions existing at the Leased Facility in violation of Environmental Laws or in a manner reasonably likely to require any environmental cleanup or remediation.

(vi)          Liens and Encumbrance.  To the knowledge of Seller, no federal, state, local or municipal governmental agency or authority has obtained or asserted an encumbrance or lien upon the Assets or the Leased Facility.

4.20         Material Contracts.

(a)           Schedule 4.20 contains a list of all Contracts which are material to the Assets (“Material Contracts”).  Material Contracts shall include, without limitation, the following and shall be categorized in the Seller Disclosure Schedule as follows:

(i)            each Contract for the purchase of inventory, spare parts, other materials or personal property that are included in the Assets with any supplier or for the furnishing of services with respect to the Assets under the terms of which Seller:  (A) paid or otherwise gave consideration of more than $10,000 in the aggregate during the fiscal year ended December 31, 2006, (B) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate during the fiscal year ended December 31, 2007, (C) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate over the remaining term of such contract or (D) cannot be canceled without penalty or further payment;

(ii)           all other Contracts (A) which are material to the Assets or (B) the absence of which would have a Material Adverse Effect on the Assets or Buyer’s ability to use or operate the Assets, or (C) which are believed by Seller to be of unique value even though not material to the Assets.

(b)           Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Assets, each license, each Material Contract and each other material contract or agreement in connection with the ownership, use, or operation by Seller of the Assets which would not have been required to be disclosed in Schedule 4.20 had such contract or agreement been entered into prior to the date of this Agreement, is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been canceled by the other party; Seller is not in receipt of any claim of default under any such agreement; and Seller does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the transactions contemplated hereby.  Seller has furnished Buyer with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

4.21         Litigation; Other Claims.

(a)           There are no claims, actions, suits, inquiries, proceedings, or investigations against Seller, or any of its officers, directors or shareholders, relating to the Assets or Seller’s employees which are currently pending or threatened, at law or in equity or before or by any Governmental Entity, or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor is Seller aware of any basis for such claims, actions, suits, inquiries, proceedings, or investigations; and no Governmental Entity has at any time challenged or questioned the legal right of Seller to the Assets.

(b)           There are no grievance or arbitration proceedings pending or threatened, and there are no actual or threatened strikes or work stoppages with respect to the Assets or Seller’s employees, nor is Seller aware of any basis for such proceedings or events.

4.22         Defaults.  Seller is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity which could reasonably be expected to have a Material Adverse Effect on the Assets.  There does not exist any default by Seller or by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement entered into by Seller as part of the Assets which could reasonably be expected to have a Material and Adverse Effect on the Assets, and no notices of breach thereof have been received by Seller.

4.23         Schedules.  The schedules describing the Assets are complete and accurate and describe the assets in the possession of, or used by Seller.  The property listed in such Schedules constitutes all of the tangible and intangible property included in the Agreement.

4.24         Brokers and Finders.  Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

4.25         Fair Consideration; No Fraudulent Conveyance.  The sale of the Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration.  Seller is not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this Agreement.  Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect.  To Seller’s knowledge, the transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller to any of the Assets after the

Closing.

4.26         Insurance.  The Seller Disclosure Schedule lists all insurance policies and fidelity bonds covering the Assets.  There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds.  All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  There is no threatened termination of, or material premium increase with respect to, any of such policies.

5.             Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

5.1           Organization.  Buyer is a corporation duly formed and validly existing under the laws of Delaware, and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

5.2           Authority.  The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Buyer, and no other act or proceeding on the part of Buyer or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

5.3           Execution and Binding Effect.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally or provisions limiting competition, and by equitable principles.

5.4           Consent and Approvals.  There is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, except for filings (a) which are referred to in the Seller Disclosure Schedule or (b) the failure of making which would not have a Material Adverse Effect on the transactions contemplated hereby.

5.5           No Violation.  Neither the execution, delivery and performance of this Agreement and of all the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Buyer, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound.

5.6           Valid Issuance.  The warrant to be issued to Seller will be duly authorized, and the underlying shares of Common Stock are reserved for issuance under the Warrant and when issued in accordance with the terms of the Warrant will be duly authorized, validly issued, fully paid, non-assessable and free and clear of any liens or encumbrances.

5.7           Employees.  Buyer will only approach selected employees of Seller as previously agreed by Seller and will not approach any other employee of Seller.

6.             Covenants.

6.1           Access to Information.

(a)  Prior and subsequent to the Closing, Seller will permit Buyer to make a full and complete investigation of the Assets and to receive from Seller all information of Seller relating to the Assets.  Without limiting this right, Seller will give to Buyer and its accountants, legal counsel, and other representatives full access, during normal business hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Seller relating to the Assets and allow Buyer and any such representatives to make copies thereof, all of which shall be made available in an organized fashion and so as to facilitate an orderly review.  This Section 6.1 shall not affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.  Seller shall maintain and make available the information and records specified in this Section 6.1(a) in the ordinary course of Seller’s business and document retention policies, as if the transactions contemplated by this Agreement had not occurred.

(b)  At all times following the Closing, each party shall provide the other party (at such other party’s expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any employees, as may be reasonably requested by either of them in connection with the preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes.

6.2           Third Party Consents.  Seller and Buyer shall use commercially reasonable efforts to obtain, within the applicable time periods required, all Required Consents, waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, the Buyer in the Assets.

6.3           Certain Notifications.  At all times prior to the Closing, Seller and Buyer shall promptly notify the other party in writing of the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Section 8 or Section 9 of this Agreement.

6.4           Best Efforts.  The Seller shall use its best efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Closing set forth in Section 8 below, (ii) to cause to be performed all of the matters required of it at the Closing and (iii) to cause the Contracts to be assigned to Buyer.

6.5           Seller’s Ownership and Operation of the Assets Prior to Closing.  Seller ceased using the Assets as a semiconductor manufacturing foundry on or about March 29, 2007, and the Assets have been substantially in an inactive state from that time until the time of the Closing.   During the period from March 29, 2007, to the Closing Date, Seller owned the Assets in its ordinary and usual course, consistent with past practice, and used reasonable efforts to preserve intact all rights, privileges, franchises and other authority necessary or desirable for ownership, use, or operation of the Assets, and to maintain favorable relationships with licensors, suppliers, contractors, and others associated with Seller’s operation of the Assets, provided that Seller may have ceased using such licensors, suppliers, contractors, and others due Seller ceasing to use the Assets.  Seller has terminated its workforce as shown in Exhibit D.  Seller shall promptly notify Buyer of any event or occurrence or emergency involving the Assets not in the ordinary course of business, and any material event involving the Assets.  Without limiting the generality of the foregoing, and except as approved in writing by Buyer in advance, prior to the Closing, Seller:

(a)  will not create, incur or assume (i) any borrowings under capital leases, or (ii) any obligation which would in any material way affect  the Assets or Buyer’s ability to use the Assets in substantially the same manner and condition as conducted by Seller on the date of this Agreement;

(b)  will maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the Assets;

(c)  will not sell, dispose of or encumber any of the Assets or license any Assets to any Person;

(d)  will comply in all material respects with all laws and regulations applicable to the Assets;

(e)  will not enter into any agreement with any third party for the distribution of any of the Assets;

(f) will use reasonable efforts to assist Buyer in employing after the Closing Date those employees to whom offers of employment are made by Buyer, and will not (and will cause its Affiliates not to) solicit such employees to remain in the employ of Seller or any of its Affiliates after the Closing Date;

(g)  will not expand the use of the Assets within the organization of Seller;

(h)  will not violate, amend or otherwise change in any way the terms of any of the Contracts directly related to the Assets;

(i)  will not commence a lawsuit related to or involving the Assets other than (i) for the routine collection of bills; (ii) for injunctive relief on the grounds that Seller has suffered immediate and irreparable harm not compensable in money damages, provided that Seller has obtained the prior written consent of Buyer, such consent not to be unreasonably withheld; or (iii) for a breach of this Agreement;

6.6           No Other Bids.  Until the earlier to occur of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall not authorize any of its officers, directors, employees or other representatives to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Assets) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of the Assets (whether by way of merger, purchase of capital shares, purchase of assets or otherwise), or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any Person concerning the sale of the Assets (whether by way of merger, purchase of capital shares, purchase of assets or otherwise).

6.7           Tax Returns.  Seller shall, to the extent that failure to do so could adversely affect the Assets following Closing, (a) continue to file in a timely manner all returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete and shall be subject to the review and consent of Buyer which consent shall not be unreasonably withheld, and (b) be responsible for and pay when due any and all Taxes.

6.8           Post-Closing Access to Information.  If, after the Closing Date, in order properly to operate the Assets it is necessary that Buyer obtain additional information within Seller’s possession relating to the Assets, Seller will furnish or cause its representatives to furnish such information to Buyer.  Such information shall include, without limitation, all agreements between Seller and any Person relating to the Assets. Seller shall maintain and make available the information and records specified in this Section 6.8 for a period of one (1) year after the Closing Date.

6.9           Post-Closing Cooperation.  Each Party agrees that, if reasonably requested by the other party, it will cooperate in enforcing the terms of any agreements between Seller and any third party involving the Assets, including without limitation terms relating to confidentiality and the protection of intellectual property rights.  In the event that Buyer is unable to enforce any intellectual property rights Buyer receives as a part of the Assets against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Buyer by assigning to Buyer such rights as may be required by Buyer to enforce its intellectual property rights in its own name.  If such assignment still does not permit Buyer to enforce its intellectual property rights against the third party, Seller agrees to initiate proceedings against such third party in Seller’s name, provided that Buyer shall be entitled to participate in such proceedings and provided further that Buyer shall be responsible for the expenses of such proceedings.

6.10         Public Announcements.  On and prior to the Closing Date, Buyer and Seller shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits and schedules hereto) and the transactions contemplated herein.  Neither Buyer nor Seller will make any public disclosure prior to the Closing or with respect to the Closing unless both parties agree on the text and timing of such public disclosure; provided, however, that nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Entity or complying with applicable law.  Immediately after this Agreement is signed, both parties will make public announcements to their respective share exchanges; the text of such public announcements will be reviewed by the parties prior to release.

6.11         Post-Closing Actions.  Subsequent to the Closing Date, Seller shall, from time to time, execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of Seller’s right, title and interest in and to the Assets, free and clear of all Liens, in accordance with the terms of this Agreement.

6.12         Future Agreements.  In the event Seller enters into any material agreement between the date of this Agreement and the Closing that relates primarily to the Assets, at the request of Buyer, Seller agrees to include any such agreement within the Contracts.

6.13         Permits.  Seller will assist Buyer in obtaining any licenses, permits or authorizations required for ownership, use, or operation of the Assets but which are not transferable.

6.14         Taxes. Buyer shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Seller from, any sales or use, transfer, excise, stamp, or other similar axes arising from, imposed on or attributable to the transactions contemplated by this Agreement.

6.15         Environmental Closure.  Buyer agrees and acknowledges that Seller is not performing the Environmental Closure with respect to the Assets and the Leased Facility as a result of Buyer’s purchase of the Assets and lease of the Leased Facility for the purpose of continuing the existing operations on the Leased Facility after the Closing in substantially the same manner as Seller operated the operations and Leased Facility prior to the Closing.  As such, Buyer agrees and acknowledges that it is assuming and will perform the Environmental Closure.

6.16         Wafer Manufacturing and Supply Agreement.  At the Closing, Buyer and Seller will enter into a supply agreement in substantially the form attached as Exhibit E.

6.17         License Agreement.  At the Closing, Buyer and Seller will enter into a license agreement substantially in the form attached as Exhibit F to this Agreement with respect to the matters set forth in Section 4.11(a).

7.             Employee Matters.

7.1           Transferred Employees.

(a)           Offer of Employment.  Subject to and in accordance with the provisions of this Section 7, Buyer may offer employment to any or all of the Employees or recently terminated Employees listed on Exhibit D.  Seller agrees that it will cooperate with Buyer to identify those Employees or recently terminated Employees of Seller who are necessary for the operation of the Assets and the timing and method of contact by Buyer shall be as mutually agreed by the parties.  Prior to the Closing, Buyer, after notice to Seller as to the timing and method of contact, shall have the right to contact any or all of the Employees for the purposes of making offers of employment with Buyer (or any Affiliate designated by Buyer) after the Closing Date and receiving written acceptances of such employment (in each case contingent on consummation of the transactions contemplated by this Agreement).  Upon Closing, Buyer (or any Affiliates designated by Buyer) shall hire those Employees to whom it has made an offer in accordance with this Section 7.1 and who accept such offer in the manner and within the time frame reasonably established by Buyer.  Each such Employee who is employed by Seller on the Closing Date and who actually transfers to employment with Buyer (or any Affiliate designated by Buyer) at or after the Closing Date as a result of an offer of employment made by Buyer is hereafter referred to as a “Transferred Employee.”  Transferred

Employees shall not include any person on a disability leave of more than twenty-six (26) weeks.  On a periodic basis following the date of this Agreement and prior to the Closing, Buyer shall advise Seller of its intentions with respect to the employees it desires to extend or has extended offers to and the general status of discussions with such employees.  Notwithstanding such periodic disclosures made to Seller, Buyer shall not be obligated to hire any employee unless an offer of employment is subsequently made to, and accepted by, such employee; in addition, Buyer shall have no obligation to hire any employees of Seller after the Closing Date.

(b)           Transition.  The employment by Seller of the Transferred Employees shall end at the close of business on the Closing Date and the employment of the Transferred Employees by Buyer shall commence at 12:01 a.m. on the day after the Closing Date.  The terms of employment with Buyer (or Buyer’s Affiliates) shall be as mutually agreed to between each Transferred Employee and Buyer (or Buyer’s Affiliate, as the case may be), subject to the provisions of this Section 7.1.  Between the date of this Agreement and the Closing Date, Seller will provide each Transferred Employee with the same level of compensation as that currently provided by Seller.  Buyer shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), severance, stock or stock options or any other sums due to any Transferred Employee that accrued before the Closing Date.  Seller will be fully responsible for all amounts payable to any employee, including (without limitation) all termination payments, redundancy compensation, severance pay, accrued vacation pay and other amounts payable in respect of the termination of employment of any employee in connection with the sale of the Assets to the Buyer.  In addition, Seller will be fully responsible for all amounts owing to Transferred Employees prior to Closing.

(c)           Retention of Employees Prior to Closing.  Seller agrees to assist Buyer in securing the employment after the Closing Date of those Employees to whom Buyer (or designated by Buyer) makes or intends to make offers of employment under subsection (a) above.  Seller shall not transfer any Employee on the Exhibit D to employment with Seller prior to the Closing or without the consent of Buyer.  Seller shall notify Buyer promptly if, notwithstanding the foregoing, any Employee terminates employment with Seller after the date of this Agreement but prior to the Closing.

7.2           Compensation and Benefits of Transferred Employees.  Coverage for Transferred Employees under Buyer’s compensation and benefit plans and other programs shall commence as of 12:01 a.m. on the day after the Closing Date.  Buyer shall be free to establish its own employee benefit plans; Buyer shall have no obligation to offer benefit plans of the same type or with terms similar to or better than the terms of Seller’s current employee benefit plans.  Buyer may, at its option, give each Transferred Employee credit for such Transferred Employee’s years of most recent continuous service with Seller for purposes of determining participation and benefit levels under all of Buyer’s vacation policies and benefit plans and programs.

7.3           Other Employees.  With respect to each employee listed on Exhibit D who is not a Transferred Employee (each a “Non-Transferred Employee”), Seller agrees to either terminate such Non-Transferred Employee’s employment with Seller, effective prior to the Closing or offer such Non-Transferred Employee continued employment with Seller other than in connection with the operation of the Assets.  Seller further acknowledges that the Non-Transferred Employees shall not be employees of Buyer after the Closing.

7.4           No Right to Continued Employment or Benefits.  No provision in this Agreement shall create any third party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued, resumed or new employment with Seller or Buyer (or any Affiliate of Seller or Buyer) or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller, Buyer or any Affiliate of Seller or Buyer.  Except as otherwise expressly provided in this Agreement, Buyer is under no obligation to hire any employee of Seller, provide any employee with any particular benefits, or make any payments or provide any benefits to those employees of Seller whom Buyer chooses not to employ.

7.5           No Solicitation or Hire.  For a period of one year after the Closing, Seller will not solicit any Transferred Employee for employment and Buyer will not solicit any other employee of Seller for employment.  For purposes of this Section 7.5, the term “solicit” shall not include the following activities by either party:  (i) advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available for general distribution to the public without specific reference to any particular employees; (ii) participation in any hiring fair or similar event open to the public not targeted the other party’s employees; and (iii) use of recruiting or employee search firms that have been instructed by the party not to target any employee covered by this Agreement..

8.             Conditions to Buyer’s Obligations

The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in writing, except as otherwise provided by law:

8.1           Representations and Warranties True; Performance; Certificate.

(a)           The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

(b)           Seller shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

(c)           The conditions set forth in this Section 8 have been fulfilled or satisfied, unless otherwise waived in writing by Buyer; and

(d)           Buyer shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Seller on behalf of Seller certifying to the matters set forth in Sections 8.1(a) and 8.1(b) above.

8.2           Consents.  All Governmental Authorizations, Required Consents and consents required to transfer the Contracts to Buyer on the terms and conditions provided to Seller, without change as a result of the transfer to Buyer, shall have been obtained.

8.3           No Proceedings or Litigation.

(a)  No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

(b)  No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent transactions contemplated by this Agreement, including, without limitation, the sale of the Assets or asserting that the sale of the Assets would be illegal or create liability for damages or which may have a Material Adverse Effect on the Assets or ownership, use, or operation thereof.

8.4           Documents.  This Agreement, the exhibits and schedules attached hereto, and any other instruments of conveyance and transfer and all other documents to be delivered by Seller at the Closing and all actions of Seller required by this Agreement and the exhibit agreements, or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Buyer and Buyer’s counsel and shall be in full force and effect.

8.5           Governmental Filings.  The parties shall have made any required filing with Governmental Entities in connection with this Agreement and the exhibit agreements, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired.  If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Buyer shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Buyer’s legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

8.6           No Material Adverse Change.  There shall have been no material adverse change in the Assets on the Closing Date as compared with the date of this Agreement.

8.7           Termination of Benefit Plans.  Seller shall have provided Buyer with evidence, reasonably satisfactory to Buyer as to the termination of all benefit plans and payments owing by Seller relating to all Employees and the termination of all Non-Transferred Employees’ benefit plans.

8.8           Wafer Manufacturing and Supply Agreement.  Buyer and Seller shall have entered into the Supply Agreement substantially in the form attached as Exhibit E to the Agreement.

8.9           License Agreement.  Buyer and Seller shall have entered into a License Agreement substantially in the form attached as Exhibit F to this Agreement.

8.10         Lease Agreement.  Buyer and the landlord of the Leased Facility shall have entered into a mutually acceptable lease agreement for lease of the Leased Facility.

9.             Conditions to Seller’s Obligations.  The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Seller, except as otherwise provided by law:

9.1           Representations and Warranties True; Performance; Certificate.

(a)           The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

(b)           Buyer shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

(c)           Seller shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Buyer on behalf of Buyer certifying to the matters set forth in Sections 9.1(a) and 9.1(b) above.

9.2           No Proceeding or Litigation.

(a)  No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

(b)  No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Assets or asserting that the sale of the Assets would be illegal or create liability for damages.

9.3           Documents.  This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Buyer to Seller at the Closing and all actions of Buyer required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

9.4           Governmental Filings.  The parties shall have made any filing required with Governmental Entities, and any approvals shall have been obtained or any applicable waiting periods shall have expired.  If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Seller shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Seller’s legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

9.5           Wafer Manufacturing and Supply Agreement.  Buyer and Seller shall have entered into the Supply Agreement substantially in the form attached as Exhibit E to the Agreement.

9.6           License Agreement.  Buyer and Seller shall have entered into a License Agreement substantially in the form attached as Exhibit F to this Agreement.

10.           Indemnification

10.1         Survival of Representations and Warranties.  All covenants to be performed prior to the Closing Date, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and continue until May 20, 2008 (the “Warranty Survival Date”); provided that if any claims for indemnification have been asserted with respect to any such representations, warranties and covenants prior to the Warranty Survival Date, the representations, warranties and covenants on which any such claims are based shall continue in effect until final resolution of any claims, and provided, further, that representations, warranties and covenants relating to Taxes and Section 5.6 Valid Issuance shall survive until 30 days after expiration of all applicable statutes of limitations relating to such Taxes and Section 5.6 Valid Issuance.

10.2         Indemnification by Seller.  Subject to the limitations set forth in this Section 10, from and after the Closing Date, Seller shall protect, defend, indemnify and hold harmless Buyer and Buyer’s Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, the “Damages”), that any of the Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement, including any exhibits or schedules attached hereto, known to Buyer within 12 months prior to the Warranty Survival Date.  Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Buyer.

10.3         Indemnification by Buyer.  From and after the Closing Date, Buyer shall protect, defend, indemnify and hold harmless Seller and Seller’s Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, costs damages, liabilities, fees (including without limitation attorney’s fees) and expenses (collectively, the “Damages”), that any of the Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Buyer contained in this Agreement, including any exhibits or schedules attached hereto, known to Seller within 12 months prior to the Warranty Survival Date.  Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Seller.

10.4         Method of Asserting Claims.  All claims for indemnification by the Buyer, the Seller or any other Indemnified Person pursuant to this Section 10 shall be made in accordance with the notice provisions of this Agreement.

10.5         Limitation of Liability.  Notwithstanding anything to the contrary, in no event shall the aggregate indemnification obligation of Seller under this Section 10 exceed One Million Dollars ($1,000,000); provided, however, that such cap shall not apply to any claims based the intentional misconduct or fraud of the Seller.  Furthermore, notwithstanding anything to the contrary, Buyer shall not be entitled to indemnification pursuant to this Section 10 unless and until the aggregate amount of losses and other indemnifiable expenses to which the indemnity relates exceeds the sum of fifty thousand dollars ($50,000), after which amount Seller shall have liability for all losses and other indemnifiable expenses from the first dollar (subject to the cap set forth above); provided, however, that such “bucket” limitation shall not apply to any claims based upon intentional misconduct or fraud.

11.           Termination.

11.1         Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)  By mutual written consent of Buyer and Seller;

(b)  By either party, if the other party goes into liquidation, has an application or order made for its winding up or dissolution, has a resolution passed or steps taken to pass a resolution for its winding up or dissolution, becomes unable to pay its debts as and when they fall due, or has a receiver, receiver and manager, administrator, liquidator, provisional liquidator, official manager or administrator appointed to it or any of its assets; or

(c)  By Buyer or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(d)  By either party if the Closing does not occur by May 25,  2007.

11.2         Procedure and Effect of Termination.  In the event of termination of this Agreement by any or all of the parties pursuant to Section 11.1, written notice shall be given to each other party specifying the provision of Section 11.1, pursuant to which such termination is made and shall become void and there shall be no liability on the part of Buyer or Seller (or their respective officers, directors, partners or Affiliates), except as a result of any breach of this Agreement by such party or to the extent such a party is entitled to indemnification under Section 10 of this Agreement.

12.           Miscellaneous.

12.1         Amendments and Waivers.  Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns.  Any amendment or waiver effected in accordance with this Section 12.1 shall be binding upon the parties and their respective successors and assigns.

12.2         Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.3         Governing Law; Jurisdiction.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.  Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of Santa Clara County, California.

12.4         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

12.5         Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.6         Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice, and (a) if to Seller, with a copy to Darrell C. Smith, Shumaker, Loop & Kendrik, LLP, 101 E Kennedy Boulevard, Suite 2800, Tampa, Florida 33602 or (b) if to Buyer, with a copy to James Black, Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, CA 94105.

12.7         Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

12.8         Entire Agreement.  This Agreement and the documents referred to herein are the product of both of the parties hereto, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein.  Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

12.9         Advice of Legal Counsel.  Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement.  This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

[Signature pages follow]

This Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

AMPTECH, INC.

By:

Name:

Title:

Address:

WJ COMMUNICATIONS, INC.

By:

Name:

Title:

Address: